Exhibit 99.1

Virtusa Announces Third Quarter 2018 Consolidated Financial Results

•                  Third quarter fiscal 2018 revenue of $263.8 million increased 6.3% sequentially and 21.5% year-over-year.

•                  Third quarter fiscal 2018 GAAP operating income of $13.7 million, up 32.9% sequentially, and non-GAAP operating income of $26.0 million, up 31.5% sequentially.

•                  Third quarter fiscal 2018 GAAP diluted EPS was ($0.38), inclusive of an impact from U.S. tax reform of ($0.68).  Non-GAAP diluted EPS was $0.47, up 34.3% sequentially and 27.0% year-over-year.

•                  Generated $24.3 million of cash flow from operating activities during the third quarter of fiscal 2018, representing 9.2% of revenue.

•                  Successful Polaris delisting process results in increasing ownership to at least 93% for a cash outlay of approximately $145 million.

Westborough, MA — (February 8, 2018) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that accelerates business outcomes for its clients, today reported consolidated financial results for the third quarter fiscal 2018, ended December 31, 2017.

Third Quarter Fiscal 2018 Consolidated Financial Results

Revenue for the third quarter of fiscal 2018 was $263.8 million, an increase of 6.3% sequentially and 21.5% year-over-year.  On a constant currency basis, (1) third quarter revenue increased 6.1% sequentially and 19.9% year-over-year.

Virtusa reported GAAP income from operations of $13.7 million for the third quarter of fiscal 2018, compared to $10.3 million for the second quarter of fiscal 2018 and $6.5 million for the third quarter of fiscal 2017.

GAAP net loss available to common shareholders for the third quarter of fiscal 2018 was ($11.1) million, or ($0.38) per diluted share, compared to net income of $3.7 million, or $0.12 per diluted share, for the second quarter of fiscal 2018, and $4.4 million, or $0.15 per diluted share, for the third quarter of fiscal 2017.  The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017. This resulted in a tax expense of $19.8 million, or ($0.68) per share, for the third quarter of fiscal 2018, comprised of an estimated repatriation tax expense of $14.6 million and a tax expense for re-measurement of U.S. deferred tax asset of $5.2 million.

Non GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense, restructuring charges and acquisition related charges, was $26.0 million for the third quarter of fiscal 2018, compared to $19.8 million for the second quarter of fiscal 2018, and $16.3 million for the third quarter of fiscal 2017.

Non-GAAP net income available to common shareholders, which excludes stock-based compensation expense, restructuring charges, acquisition related charges, foreign currency transaction gains and losses, the tax impact of the aforementioned items, and charges related to the Tax Act for the third quarter of fiscal 2018 was $14.6 million, or $0.47 per diluted share, compared to $10.3 million, or $0.35 per diluted share, for the second quarter of fiscal 2018, and $11.0 million, or $0.37 per diluted share, for the third quarter of fiscal 2017.

Balance Sheet and Cash Flow

The Company ended the third quarter of fiscal 2018 with $303.9 million of cash, cash equivalents, and short-term and long-term investments (2) inclusive of $25.0 million drawn down from the existing revolving credit facility to fund the Polaris delisting offer.  Cash flow from operations was $24.3 million for the third quarter of fiscal 2018.

Polaris Delisting and New Credit Facility

On February 5, 2018, Virtusa Consulting Services Private Ltd. (“Virtusa India”), a subsidiary of the Company, closed its delisting offer to all public shareholders of Polaris Consulting & Services Ltd. (“Polaris”) in accordance with the provisions of the SEBI Delisting Regulations, which resulted in a discovered price of INR 480 per share. On February 8, 2018, Virtusa India accepted the discovered price of INR 480 per share (the “Exit Price”) which will be offered to all Polaris public shareholders. Upon settlement by Virtusa India of an amount of approximately $145 million, exclusive of transaction and closing costs, for the Polaris shares tendered during the delisting process at the Exit Price, the shareholding of Virtusa India shall increase from approximately 74% to at least 93% of the share capital of Polaris. Upon closing of the transaction and receipt of final approvals from the stock exchanges on which Polaris is listed, the common shares of Polaris will be delisted from all public exchanges on which the Polaris shares are traded. The public shareholders of Polaris who are yet to tender their shares to Virtusa India may offer their shares for sale to Virtusa India at the Exit Price for a period of one year following the date of the delisting from all stock exchanges on which Polaris’ common shares are listed.

In support of the transaction, on February 6, 2018, Virtusa entered into a $450.0 million credit agreement with a syndicated bank group jointly lead by JP Morgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which replaces Virtusa’s existing $300.0 million credit agreement. The new credit agreement provides for a $200.0 million revolving credit facility, a $180.0 million term loan facility, and a $70.0 million delayed-draw term loan. Virtusa drew down $180.0 million on the new term loan and $55.0 million on the new revolving credit facility to repay in full the prior credit facility and fund the Polaris delisting transaction, including transaction related fees and expenses. Interest under this new credit facility accrues at a rate per annum of LIBOR plus 3.0%, subject to step-downs based on the Company’s ratio of debt to adjusted earnings before interest, taxes, depreciation, amortization, and stock compensation expense (“EBITDA”). The Company intends to enter into an interest rate swap agreement to minimize interest rate exposure. The Credit Agreement includes maximum debt to EBITDA and minimum fixed charge coverage covenants. The term of the Credit Agreement is five years, ending February 6, 2023.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “Virtusa’s competitive advantage lies in our deeply grounded and unique ability to deliver large scale digital transformation combined with legacy IT platform rationalization, cost reduction and effort compression.  As digital engineers, we understand how to bridge the tasks and deliver end-to-end digital programs that yield tangible results for our clients. Our strong third quarter and year-to-date results are proof positive that our strategy is working and our advantage is real. In consequence, we believe we are well positioned to continue to generate above-industry growth.”

Ranjan Kalia, Chief Financial Officer, said, “We are pleased to deliver another quarter of strong sequential revenue growth and operating margin improvement, as well as robust operating cash flow. We expect this momentum to carry over into our fiscal fourth quarter, and have raised the midpoint of our FY 2018 revenue and non-GAAP EPS guidance. Additionally, we are very pleased to be able to successfully close the Polaris delisting process, which will be accretive to our stockholders. ”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Fourth quarter fiscal 2018 revenue is expected to be in the range of $274.0 to $280.0 million. GAAP diluted EPS is expected to be in the range of $0.21 to $0.27, exclusive of any changes to provisional amounts related to the Tax Act. Non-GAAP diluted EPS is expected to be in the range of $0.51 to $0.57.

•                  Fiscal year 2018 revenue is expected to be in the range of $1,013.3 to $1,019.3 million. GAAP diluted EPS is expected to be in the range of $0.06 to $0.12(3), exclusive of any changes to provisional amounts related to the Tax Act. Non-GAAP diluted EPS is expected to be in the range of $1.59 to $1.65(4).

•                  Virtusa anticipates incurring a restructuring charge of $0.3 million in the fourth quarter of fiscal year 2018 as it completes its previously announced resource optimization initiatives, which began in the second quarter of fiscal year 2018. This charge is reflected in the GAAP EPS guidance, and not included in the non-GAAP EPS guidance.

In accordance with US GAAP, Virtusa will be applying the if-converted method to its convertible preferred shares when reporting its fiscal year 2018 results. The if-converted method is used to calculate the share impact of convertible securities.  Under this method, only when the convertible securities are considered dilutive are they then included in the computation of weighted average shares outstanding in reported results and full year guidance.

•                  Third quarter GAAP loss per share was calculated by including the impact of dividends and accretion on the convertible preferred shares in net income available to common stockholders and excluding the impact of the convertible preferred shares from the weighted average shares. Third quarter non-GAAP

EPS was calculated by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding as these shares were dilutive on a non-GAAP basis.

•                  GAAP EPS guidance was calculated under the assumption that these convertible securities will be anti-dilutive in the fiscal fourth quarter 2018. Thus, in determining full fiscal year 2018 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•                  In determining Non-GAAP EPS guidance for full fiscal year 2018, dividends and accretion on the convertible preferred shares are deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding for the first fiscal quarter of 2018. For the remaining fiscal quarters of 2018, Non-GAAP EPS guidance was determined by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding as shares were dilutive for these quarters.

The Company’s fourth quarter and fiscal year 2018 diluted GAAP EPS estimates are based on average share counts of approximately 30.4 million and 30.1 million, respectively, (assuming no further exercises of stock-based awards). The Company’s fourth quarter and fiscal year 2018 diluted non-GAAP EPS estimates are based on average share counts of approximately 33.4 million and 32.4 million, respectively, (assuming no further exercises of stock-based awards). GAAP and non-GAAP average share counts assume a stock price of $45.12, which was derived from the average closing price of the Company’s stock over the five trading days ended on February 2, 2018.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock-based awards.

Conference Call and Webcast

Virtusa will host a conference call today, February 8, 2018 at 8:00 a.m. Eastern Time to discuss the Company’s third quarter fiscal 2018 financial results, current financial guidance, and other corporate developments. To access this call, please dial 800-289-0517 (domestic) or 323-794-2423 (international). The passcode is 1619116. A replay of this conference call will be available through February 15, 2018 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 1619116.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of information technology (IT) consulting and outsourcing services that accelerate business outcomes for Global 2000 companies and leading software vendors in banking and financial services, insurance, healthcare, telecommunications, technology, and media & entertainment.

Virtusa helps CXOs address the dual challenge of growing revenues while improving IT cost efficiencies. Virtusa’s digital transformation & innovation (DTi) solutions enable clients to reimagine the customer experience, accelerate revenue growth and create lasting business value. The Company’s operational excellence (OE) solutions help clients reduce risk, improve operational efficiencies, and lower IT costs.

Virtusa delivers services across the IT lifecycle, including consulting, solution design, technology selection, implementation, testing, and maintenance, including infrastructure support. With a strong heritage in software engineering, Virtusa is highly qualified to both develop and maintain software, using a proven platforming methodology and advanced Agile and Accelerated Solution Design techniques to reliably deliver results on time and within budget.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver distinctive, differentiated and innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest P&C claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Through the acquisition of a majority interest in Polaris Consulting Services Ltd. in March 2016, Virtusa has created a robust platform to provide end-to-end solutions and services in banking and financial services, strengthening its positioning as a top, global FinTech services provider.

Virtusa Corporation is headquartered in Massachusetts and has 50 offices across North America, Europe and Asia.

Polaris Consulting & Services is a subsidiary of Virtusa Corporation. Copyright © 2017 Virtusa Corporation. All Rights Reserved.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash and cash equivalents to total cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statements of income (loss) measures that exclude, when applicable, acquisition-related charges, restructuring charges, stock-based compensation expense, foreign currency transaction gains and losses, the tax impact of dividends received from foreign subsidiaries and the impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”) to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense, acquisition-related charges and restructuring charges.

•                  Non-GAAP operating margin: non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income available to Virtusa common stockholders: net income (loss) available to Virtusa common stockholders, as reported on our consolidated statements of income (loss), excluding stock-based compensation, acquisition-related charges, restructuring charges, foreign currency transaction gains and losses, the tax impact of the above items, the tax impact of dividends received from foreign subsidiaries, and the impact from the Tax Act.

•                  Non-GAAP diluted earnings per share: diluted earnings (loss) per share, as reported on Virtusa’s consolidated statements of income (loss) available to Virtusa common stockholders, excluding stock-based compensation, acquisition-related charges, restructuring charges, foreign currency transaction gains and losses, the tax impact of the above items, the per share tax impact of dividends received from foreign subsidiaries, and the per share impact from the Tax Act. Non-GAAP diluted earnings per share is also subject to dilutive and anti-dilutive requirements of the if-converted method related to our Series A Convertible Preferred Stock that could result in a difference between GAAP to non-GAAP diluted weighted average shares outstanding.

The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure:

	(in thousands, except per share amounts)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
GAAP income from operations	$13,663	$6,458	$30,012	$8,147
Add: Stock-based compensation expense	9,118	4,748	20,048	17,023
Add: Acquisition-related charges and restructuring charges(a)	3,227	5,116	9,087	11,787
Non-GAAP income from operations	$26,008	$16,322	$59,147	$36,957

GAAP operating margin	5.2%	3.0%	4.1%	1.3%
Effect of above adjustments to income from operations	4.7%	4.5%	3.9%	4.6%
Non-GAAP operating margin	9.9%	7.5%	8.0%	5.9%

GAAP net income (loss) available to Virtusa common stockholders	$(11,142)	$4,435	$(4,504)	$1,393
Add: Stock-based compensation expense	9,118	4,748	20,048	17,023
Add: Acquisition-related charges and restructuring charges(a)	3,227	5,116	9,087	11,787
Add: Foreign currency transaction (gains) losses(b)	(2,576)	1,252	(1,019)	2,802
Add: Impact from Tax Act(h)	19,815	—	19,815	—
Tax adjustments (c)	(3,210)	(4,198)	(9,798)	(7,397)
Noncontrolling interest, net of taxes (d)	(647)	(319)	(1,326)	(875)
Non-GAAP net income available to Virtusa common stockholders	$14,585	$11,034	$32,303	$24,733

GAAP diluted earnings (loss) per share (f)	$(0.38)	$0.15	$(0.15)	$0.05
Effect of stock-based compensation expense (g)	0.28	0.16	0.63	0.56
Effect of acquisition-related charges and restructuring charges(a) (g)	0.10	0.17	0.28	0.39
Effect of foreign currency transaction (gains) losses(b) (g)	(0.08)	0.04	(0.03)	0.09
Effect of tax impact from Tax Act (g) (h)	0.60	—	0.62	—
Effect of tax adjustments (c) (g)	(0.10)	(0.14)	(0.31)	(0.24)
Effect of noncontrolling interest (d) (g)	(0.02)	(0.01)	(0.04)	(0.03)
Effect on dividend on Series A Convertible Preferred Stock (f) (g)	0.03	—	0.07	—
Effect of change in dilutive shares for non-GAAP (f)	0.04	—	0.01	—
Non-GAAP diluted earnings per share (e) (g)	$0.47	$0.37	$1.08	$0.82

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges, when applicable, include termination benefits, as well as certain professional fees related to the restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Amortization of intangible assets	$2,568	$2,403	$7,671	$7,146
Acquisition & integration costs	$431	$827	$431	$2,755
Restructuring charges	$228	$1,886	$985	$1,886
Total	$3,227	$5,116	$9,087	$11,787

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris

(e) Non-GAAP diluted earnings per share is subject to rounding

(f)  During the three and nine months ended December 31, 2017, the weighted average shares outstanding of Series A Convertible Preferred Stock of 3,000,000 and 2,637,363, respectively,  were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using if-converted method to calculate the non-GAAP diluted earnings per share for the three and nine months ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Non-GAAP net income available to Virtusa common stockholders	$14,585	$11,034	$32,303	$24,733
Add: Dividends and accretion on Series A Convertible Preferred Stock	$1,087	$—	$2,175	$—
Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$15,672	$11,034	$34,478	$24,733

GAAP dilutive weighted average shares outstanding	29,295,730	30,151,590	29,387,977	30,129,378
Add:Dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	709,961	—	637,830	—
Add:Series A Convertible Preferred Stock as converted	3,000,000	—	2,000,000	—
Non-GAAP dilutive weighted average shares outstanding	33,005,691	30,151,590	32,025,807	30,129,378

(g) To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

(h) The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017. This resulted in a tax expense of $19.8 million for the three months ended December 31, 2017, comprised of a provisional repatriation tax expense of $14.6 million and a provisional net deferred tax expense of $5.2 million. The adjustment to GAAP net income (loss) available to Virtusa common stockholders only includes these provisional impacts. It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s third quarter of fiscal 2018, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended September 30, 2017, rather than the actual exchange rate in effect for the three months ended December 31, 2017.  To determine year-over-year revenue change in constant currency for the Company’s third quarter of fiscal 2018, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended December 31, 2016, rather than the actual exchange rate in effect for the three months ended December 31, 2017. The average exchange rates for the three months ended December 31, 2016, September 30, 2017, and December 31, 2017 are presented in the following table:

Average U.S. Dollar Exchange Rate

For the Three Months Ended

	December 31, 2016	September 30, 2017	December 31, 2017
GBP	1.24	1.31	1.33
Euro	1.08	1.18	1.18
SEK	0.11	0.12	0.12

(2) The Company considers the total measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) In accordance with ASC 260, Earnings Per Share (EPS), we excluded potential dilutive common shares from our third quarter EPS computations due to the anti-dilutive impact that these shares would have had due to the net loss for this period. However, as we are forecasting to be in a net income position for the full fiscal year 2018, we included these potential dilutive common shares in our EPS computation for full fiscal year 2018.  Therefore, fiscal year 2018 forecasted US GAAP EPS will not equal the sum of the Company’s 2018 quarterly EPS computations.

(4) Earnings per share amounts for each quarter may not necessarily total to the yearly earnings per share due to the weighting of shares outstanding on a quarterly and year to date basis.

(5) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending December 31, 2017 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $95.2 million at December 31, 2017. Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $2.1 million on a

GAAP basis and $2.8 million on a non-GAAP basis for the quarter ending December 31, 2017.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, the benefits of Virtusa’s organizational changes, management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, including with respect to the delisting of Polaris, our intention to enter into an interest rate swap agreement and our growth rate, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: any increase in Virtusa’s borrowings in connection with the acquisition of the balance of shares in Polaris and Virtusa’s ability to service such indebtedness with future cash flows; Virtusa’s failure to realize the intended benefits of the Polaris delisting transaction, including the inability to integrate Virtusa’s and Polaris’ business and operations to realize the anticipated synergies and cost savings in the expected amounts or within the anticipated time frames or cost expectations or at all; Virtusa incurring unexpected costs or liabilities in connection with the Polaris delisting offer and related transactions; the possibility that Virtusa’s current or future estimated guidance may differ materially from expectations;  Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition and delisting process; inability of Virtusa to service the debt  incurred by Virtusa to acquire Polaris and the delisting process or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s failure to realize the intended benefits of the Orogen convertible preferred stock financing, the inability to pay cash dividends on the convertible preferred stock, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business;

restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2017	March 31, 2017

Assets:
Cash and cash equivalents	$226,718	$144,908
Short-term investments	66,539	72,028
Accounts receivable, net	138,294	135,453
Unbilled accounts receivable	67,196	66,122
Prepaid expenses	32,420	32,751
Restricted cash	265	174
Other current assets	23,641	28,806
Total current assets	555,073	480,242

Property and equipment, net	120,395	118,890
Investments accounted for using equity method	1,645	1,708
Long-term investments	10,676	20,057
Deferred income taxes	26,774	23,093
Goodwill	214,265	211,089
Intangible assets, net	52,215	58,361
Other long-term assets	12,514	9,980
Total assets	$993,557	$923,420

Liabilities:
Accounts payable	$22,069	$20,514
Accrued employee compensation and benefits	55,684	52,582
Deferred revenue	9,914	7,479
Accrued expenses and other	39,261	33,251
Current portion of long-term debt	—	8,870
Income taxes payable	4,008	3,066
Total current liabilities	130,936	125,762
Deferred income taxes	23,155	26,682
Long-term debt, less current portion	130,439	176,722
Long-term liabilities	23,244	9,238
Total liabilities	307,774	338,404

Series A Convertible Preferred Stock	106,955	—

Virtusa stockholders’ equity	483,606	497,032
Noncontrolling interest	95,222	87,984
Stockholders’ equity	578,828	585,016
Total liabilities and stockholders’ equity	$993,557	$923,420

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income (Loss)

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$263,809	$217,209	$739,328	$632,769
Costs of revenue	183,420	154,847	528,103	460,776
Gross profit	80,389	62,362	211,225	171,993
Total operating expenses	66,726	55,904	181,213	163,846

Income from operations	13,663	6,458	30,012	8,147

Other income (expense):
Interest income	1,080	1,021	3,012	3,050
Interest expense	(1,305)	(1,920)	(4,376)	(5,657)
Foreign currency transaction gains (losses)	2,576	(1,252)	1,019	(2,802)
Other, net	492	(180)	1,376	371
Total other income (expense)	2,843	(2,331)	1,031	(5,038)

Income before income tax expense	16,506	4,127	31,043	3,109
Income tax expense (benefit)	24,427	(1,414)	26,725	(1,378)
Net income (loss)	(7,921)	5,541	4,318	4,487
Less: Net income attributable to noncontrolling interests, net of tax	2,134	1,106	5,947	3,094
Net income (loss) available to Virtusa stockholders	(10,055)	$4,435	$(1,629)	$1,393
Less: Series A Convertible Preferred Stock dividend and accretion	1,087	—	2,875	—
Net income (loss) available to Virtusa common stockholders	(11,142)	$4,435	(4,504)	$1,393

Basic earnings (loss) per share available to Virtusa common stockholders	$(0.38)	$0.15	$(0.15)	$0.05
Diluted earnings (loss) per share available to Virtusa common stockholders	$(0.38)	$0.15	$(0.15)	$0.05
Weighted average number of common shares outstanding
Basic	29,295,730	29,704,526	29,387,977	29,602,331
Diluted	29,295,730	30,151,590	29,387,977	30,129,378

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Nine Months Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$4,318	$4,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,711	19,185
Share-based compensation expense	20,048	17,023
Provision for doubtful accounts, net	1,025	702
Gain on disposal of property and equipment	(40)	(388)
Foreign currency transaction (gains) losses, net	(1,019)	2,802
Amortization of discounts and premiums on investments	258	807
Amortization of debt issuance cost	847	847
Deferred income taxes, net	5,219	454
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(6,754)	(3,669)
Prepaid expenses and other current assets	(3,860)	(4,422)
Other long-term assets	(2,760)	10,753
Accounts payable	(352)	7,356
Accrued employee compensation and benefits	2,167	(12,104)
Accrued expenses and other current liabilities	6,855	1,033
Income taxes payable	(4,300)	(14,593)
Other long-term liabilities	11,818	(5,459)
Net cash provided by operating activities	54,181	24,814
Cash flows from investing activities:
Proceeds from sale of property and equipment	217	2,536
Purchase of short-term investments	(88,033)	(100,131)
Proceeds from sale or maturity of short-term investments	118,614	99,888
Purchase of long-term investments	(16,772)	(28,984)
Proceeds from sale or maturity of long-term investments	1,606	7,116
(Increase) decrease in restricted cash	(119)	92,651
Business acquisition, net of cash acquired	(600)	(3,460)
Purchase of property and equipment	(11,242)	(10,947)
Net cash provided by investing activities	3,671	58,669
Cash flows from financing activities:
Proceeds from exercise of common stock options	3,351	816
Proceeds from exercise of subsidiary stock options	636	357
Payment of debt	(81,000)	(7,500)
Payments of withholding taxes related to net share settlements of restricted stock	(2,753)	(3,803)
Series A Convertible Preferred Stock proceeds, net of issuance costs of $1,154	106,846	—
Repurchase of common stock	(30,000)	—
Payment of contingent consideration related to acquisition	—	(830)
Acquisition of noncontrolling interest	—	(89,147)
Payment of other noncontrolling interest	—	(50)
Borrowings on revolving credit facility	25,000	—
Proceeds from subsidiary stock sale	—	7,236
Principal payments on capital lease obligation	(161)	(118)
Payment of dividend on Series A Convertible Preferred Stock	(2,081)	—
Net cash provided by (used in) financing activities	19,838	(93,039)
Effect of exchange rate changes on cash and cash equivalents	4,120	(5,552)
Net increase (decrease) in cash and cash equivalents	81,810	(15,108)
Cash and cash equivalents, beginning of period	144,908	148,986
Cash and cash equivalents, end of period	$226,718	$133,878

Supplemental Non-GAAP Financial Information as of December 31, 2017 and 2016

Reconciliation from cash and cash equivalents to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$226,718	$133,878

Short-term investments	66,539	80,731
Long-term investments	10,676	22,547
Total short-term and long-term investments, end of period	77,215	103,278

Total cash and cash equivalents, short-term and long-term investments	$303,933	$237,156

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	March 31, 2018		March 31, 2018
	Low	High	Low	High

GAAP diluted earnings per share	$0.21	$0.27	$0.06	$0.12

Effect of stock-based compensation expense	0.23	0.23	0.85	0.85
Effect of acquisition-related charges and restructuring charges	0.09	0.09	0.37	0.37
Effect of foreign currency transaction (gains) losses	0.00	0.00	(0.03)	(0.03)
Effect of change in dilutive shares for non-GAAP	(0.02)	(0.02)	(0.01)	(0.01)
Effect of tax impact from Tax Act	0.00	0.00	0.61	0.61
Effect of tax adjustments	(0.12)	(0.12)	(0.42)	(0.42)
Effect of noncontrolling interest	(0.01)	(0.01)	(0.05)	(0.05)
Effect on dividend on Series A Convertible Preferred Stock	0.03	0.03	0.10	0.10
Effect of Unamortized Debt issuance cost write off	0.10	0.10	0.11	0.11
Non-GAAP diluted earnings per share#	$0.51	$0.57	$1.59	$1.65

Weighted average diluted shares outstanding
- GAAP	30.4	30.4	30.1	30.1
- Non-GAAP	33.4	33.4	32.4	32.4

** EPS impact is subject to rounding

# To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share for each of the non-GAAP adjustments

Media Contact:

Greenough

Amy Legere, (617) 275-6517

alegere@greenough.biz

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com